Exhibit 10.6

[LOGO OF GENESIS MICROCHIP]

April 12, 2000

Matthew Ready

1711 Askam Ln.

Los Altos, CA 94024

Dear Matt:

We are pleased to offer you employment with Genesis Microchip Corp. as a Vice President of Sales, with a start date of Monday, April 17, 2000. You will be reporting to myself. The terms of our offer are outlined below.

Your starting base salary of $14,580 per month is payable bi-weekly in arrears by direct deposit. You are also being offered a $300 per month car allowance and a $60,000 sign-on bonus. You will receive a $32,000 bonus each quarter based on achieving quarterly sales goals starting October 2000 for Q3. Your Q2 bonus of $32,000, starting July 2000, is guaranteed and is not conditioned by achieving any goals. No bonus will be paid during Q1, starting April 2000.

In addition, the Company will grant you, subsequent to the commencement of your employment and subject to approval by the Company’s Board of Directors, 65,000 stock options with a two year vesting schedule. 50% of these options will vest and will be exercisable at the end of the first full 12 months of your employment with the Company. The remaining 50% will vest and will be exercisable in equal monthly increments during the second year of your employment. These above 65,000 stock options will vest completely upon a sale or a merger of the Company, in which the Company’s shareholders do not control more than 50% of the voting equity.

Additional 65,000 options will be granted to you under the Company’s 1997 employee stock option plan, with a 4 year vesting. The strike price for both grants will be set at fair market value at closing the day before your hire date. You will be eligible for future stock option grants based upon your performance and in such manner as determined solely by the Company’s Board of Directors.

The Company will permit you to continue to provide consulting services to your current employer for the duration of two weeks, while being employed by Company, starting on your first day of employment with Genesis Microchip.

[LOGO OF GENESIS MICROCHIP]

Company policy on vacation for this position is 15 paid days per year. You will also receive 10 sick days per calendar year, as well as personal time. Additional details regarding these policies are included in our Employee Handbook, which you will receive a copy of on your first day. You will be entitled to participate in our extensive group benefits plan immediately upon employment. This plan encompasses Medical Coverage, Prescription Drug Coverage, Dental Coverage, Group Life Insurance, Accidental Death and Dismemberment, Short Term Disability, Long Term Disability and Vision Care Coverage, 401(k) Plan and Cafeteria Plan.

You will be eligible to participate in our Employee Stock Purchase plan on July 1, 2000. This plan is open to employees to join at the beginning of a 6 month period, the next one being July 1. If you would like additional details of the plan, please speak to Ruth Sands in the Mountain View office.

Please acknowledge your acceptance of our offer, by signing the duplicate copy of this letter and returning it to me.

Your truly,

/s/    AMNON FISHER

Amnon Fisher

President and Chief Operating Officer

Accepted:

/s/ MATTHEW READY	4/13/00
Matthew Ready	Date